SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 25, 2008

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements

On February 25, 2008, Met-Pro Corporation’s (the “Company”) Board of Directors approved and adopted a Non-Qualified Defined Contribution Supplemental Executive Retirement Plan (“SERP”).  The purpose of the SERP, which is expected to take effect on May 1, 2008, is to provide supplemental retirement benefits to senior executives of the Company and others, presently totaling eleven persons  including the Company’s Chief Executive and Chief Financial Officers, as determined by the Company’s Board of Directors.  The Company will make annual contributions to the SERP in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary and bonus) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  The Company’s initial contribution to the SERP, which will cover all eligible participants, is expected to be less than $250,000.

At the time of the establishment of the SERP, the Company will freeze and cease to make further contributions to an existing Non-Qualified Pension Restoration Plan with respect to which the only employee participants are the Chief Executive Officer and the Chief Financial Officer. The Company expects to recognize a curtailment expense of approximately $20,000 in connection with the freezing of this plan during the fiscal year ending January 31, 2009.

Also on February 25, 2008, the Board of Directors approved an increase in the base salaries of the Chief Executive Officer and the Chief Financial Officer to $341,000 and $220,000, respectively, effective February 1, 2008 and approved bonus awards to such officers in the amounts of $69,821 and $37,838, respectively, under the terms of the Company’s fiscal year ended January 31, 2008 Management Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

      Date:  February 29, 2008
MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer